Exhibit 10.2
Funko, Inc.
2802 Wetmore Avenue
Everett, WA 98201

March 6, 2024
Mr. Steve Nave
Via email

Re:    Separation and Release of Claims Agreement
Dear Steve:
This letter agreement (this “Letter Agreement”) sets forth the understanding by and between you and Funko, Inc. (collectively with its direct and indirect subsidiaries, and any successor(s) thereto, the “Company”), regarding the cessation of your employment with the Company and the transition of your role as Chief Financial Officer of the Company.
1.Separation Date and Transition Services. Your active employment with the Company will terminate on March 15, 2024 (the “Separation Date”) and, as of the Separation Date, you will cease to be an employee of the Company and its direct and indirect subsidiaries. Until the Separation Date, that certain Employment Agreement by and between the Company and you, dated as of February 27, 2023 (the “Employment Agreement”) will continue to control with respect to your salary, benefits and other matters with respect to your employment with the Company. In addition, until the Separation Date you will use your reasonable best efforts to advance the interests of the Company and facilitate the successful transition of your responsibilities to the individual who succeeds you as Chief Financial Officer in whatever reasonable capacity may be requested by the Board of Directors of Funko, Inc. (the “Board”). You and the Company mutually agree that both parties will communicate a message consistent with the message mutually agreed to by you and the Board to key employees, investors, analysts, customers, suppliers, and other relevant third parties relating to your separation from the Company. You acknowledge and agree that you hereby resign from all other offices, directorships, and committees you may hold at the Company and its subsidiaries (including without limitation, as Chief Financial Officer and Chief Operating Officer), effective as of the Separation Date.
2.Separation Benefits. In addition to any payments and benefits due to you pursuant to Section 7.05(a) of the Employment Agreement, you will, subject to (and in consideration for): (a) your compliance with Section 1 above through the Separation Date, (b) your timely execution and return to the Company, non-revocation of, and compliance with the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Release”), and (c) your continued compliance with the Restrictive Covenants (as defined in Section 3 below), be entitled to receive (i) the payments and benefits set forth in Section 7.05(b) of the Employment Agreement, which shall be subject to the terms of the Employment Agreement and, for the avoidance of doubt, will consist of (A) an amount equal to your continued base salary for 6 months following the Separation Date, which equals an aggregate amount of $375,000, less applicable withholdings, payable in six equal monthly installments in accordance with the Company’s regular payroll practices, and (B) reimbursement for up to 6 months following the Separation Date of the Company-paid portion of premium payments, as if you had remained an active employee, for any COBRA coverage that you timely elect (which for the avoidance of doubt will be based on the coverage levels in effect immediately prior to the Separation Date in 2024), which shall be payable monthly, (ii) additional payments in an aggregate amount of $125,000, less applicable withholdings, payable in six equal monthly installments in accordance with the Company’s regular payroll practices, (iii) your fiscal year 2023 target annual bonus (to the extent not already paid as of the Separation Date), which shall be payable at the same time annual bonuses are paid to similarly situated executives of the Company, without regard to any requirement for continued employment through the payment date, and (iv) accelerated vesting of the 30,000 outstanding unvested restricted stock units granted to you on August 11, 2023 under the Company’s 2019 Incentive Award Plan and which were scheduled to vest on March 29, 2024 as of the Separation Date (and, for the avoidance of doubt, all other unvested Company equity-based compensation awards held by you will be forfeited as of the Separation Date)(the payments and benefits set forth in (i) through (iv), collectively, the “Separation Benefits”).
3.Restrictive Covenants. You acknowledge that the Company is providing you with the Separation Benefits in material part in consideration for your reaffirmation of your prior agreement to comply with the restrictive covenants set forth in Sections 5 and 6 of the Employment Agreement to the maximum extent provided by applicable law (the “Restrictive Covenants”) and that no Separation Benefits will be made following the date that you first violate any of the Restrictive Covenants.
4.Release. The Separation Benefits are contingent upon and subject to your timely execution and return to the Company of the Release no earlier than the Separation Date and no later than twenty-one (21) days after your receipt of this letter, in accordance with Section 7.05(b) of the Employment Agreement and your non-revocation and compliance with the Release.
5.Acknowledgement. Employee hereby acknowledges and agrees that, except for Employee’s base pay through the Separation Date and any payments owed to Employee under Sections 7.05(a) and 7.05(b) of the Employment Agreement, Employee has been paid all wages, bonuses, compensation and benefits from the Company and has no right to any additional wages, bonuses, compensation or benefits from the Company or any Released Parties.
6.Entire Agreement. This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof; provided, that, for the avoidance of doubt, (a) you will retain your rights under the terms of the Employment Agreement, except to the extent such terms result in duplication of compensation or benefits to you, and (b) the provisions of the Employment Agreement which by their terms survive termination of employment (including, without limitation, the Restrictive Covenants) will remain in full force and effect in accordance with their terms (as may be amended by this Letter Agreement). This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement knowingly and voluntarily.
2

Execution Version
Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement; fully understand and agree to its terms and provisions; will comply with the Restrictive Covenants; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. All payments described in this Letter Agreement will be subject to the withholding of any amounts required by federal, state or local law. This Letter Agreement will be governed and construed under the internal laws of the State of Washington and may be executed in several counterparts.
Very truly yours,
/s/ Michael Lunsford _________________________
Michael Lunsford
On behalf of Funko, Inc.

Signature Page to Transition and Release of Claims Agreement

I hereby agree to, acknowledge and accepted the terms of the Letter Agreement with Funko, Inc. dated as of March 6, 2024:
/s/ Steve Nave
______________________________
Steve Nave

Signature Page to Transition and Release of Claims Agreement

Exhibit A
WAIVER AND RELEASE OF CLAIMS AGREEMENT
In exchange for the separation payments and benefits provided (the “Separation Benefits”) pursuant to that certain Letter Agreement, dated as of March 6, 2024, by and between Funko, Inc. (“Company”) and Steve Nave (the “Employee”) (this “Agreement”) the Employee freely and voluntarily agrees to enter into and be bound by this Waiver and Release of Claims Agreement (this “Release”).
1.General Release. The Employee, on his own behalf and on behalf of his spouse, child or children (if any), heirs, personal representative, executors, administrators, successors, assigns and anyone else claiming through him (the “Releasors”), hereby releases and discharges forever Funko, Inc., and its affiliates, and each of their respective past, present or future parent, affiliated, related, and subsidiary entities and each of their respective past, present or future directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, equity holders, members, representatives, predecessors, successors and assigns, and all Persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever (whether or not relating to Employee's employment with the Company), including, but not limited to, any claims in law, equity, contract or tort, claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Employee and the Company or any of the other Released Parties, and any claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, the Securities Exchange Act of 1934 (the “Exchange Act”), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act of 1988, the Delaware Discrimination in Employment Act, the Delaware Persons with Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware's social media law, the Washington Industrial Welfare Act, the Washington Minimum Wage Act, the Washington Wage Payment Act, the Washington Wage Rebate Act, the Washington Law Against Discrimination, the Washington Leave Law, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, California Business & Professions Code Section 17200, and the California Fair Employment and Housing Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota age discrimination statute, the Minnesota whistleblower protection statute, the Minnesota family leave statute, Minnesota Statute Chapter 181 (to the extent permitted under applicable law), and/or the Minnesota personnel record access statute, as each may have been amended from time to time, or any other federal, state or local statute, regulation, law, rule, ordinance or constitution, or common law, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that the Employee or any of the Releasors now possess or have a right to, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Release to the maximum extent permitted by law, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) this Agreement; (b) that certain Employment Agreement, dated as of February 27, 2023, by and among the Company and the Employee (the “Employment Agreement”), or Employee’s employment or other relationship with any of the Released Parties or the termination thereof; and (c) the Employee’s status as a holder of
A-1

securities of any of the Released Parties. This Release includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory, liquidated or punitive damages and attorneys’ fees. The Employee acknowledges and reaffirms Employee’s obligations under the Employment Agreement, including but not limited to Sections 5 and 6 thereof.
The Employee acknowledges that the Employee has been advised of and is familiar with the provisions of California Civil Code § 1542, which states, in part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, WHICH IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Employee expressly waives and releases any and all rights that the Employee may have under California Civil Code § 1542 as well as under any other statutes or common law principles of similar effect, to the fullest extent the Employee may do so lawfully.
2.Covenant Not To Sue. The Employee represents and covenants that he has not filed, initiated or caused to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding against the Company or any of the other Released Parties. Except to the extent that such waiver is precluded by law, the Employee further promises and agrees that he will not file, initiate or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding based upon, arising out of or relating to any Claim released hereunder, nor shall the Employee participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action, cause of action or proceeding regarding any of the Released Parties relating to any Claims released hereunder, whether before a court or administrative agency or otherwise, unless required to do so by law.
3.Exclusions. Notwithstanding the foregoing, the Employee does not release his rights to receive the Separation Benefits or any right that may not be released by private agreement. In addition, this Release will not prevent the Employee from (i) filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or (ii) reporting possible violations of federal law or regulation to, otherwise communicating with or participating in any investigation or proceeding that may be conducted by, or providing documents and other information, without notice to the Company, to, any Governmental Agency or entity, including in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as each may have been amended from time to time, or any other whistleblower protection provisions of state or federal law or regulation. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies; provided, however, that the Employee acknowledges and agrees that any Claim by him, or brought on his behalf, for damages in connection with such a charge or investigation filed with the Equal Employment Opportunity Commission would be and hereby is barred. In addition, this Release will not prevent the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
4.No Assignment. The Employee represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim that he may have against any of the Released Parties. This Agreement shall inure to the benefit of each of the Released Parties.
5.Indemnification of Released Parties. The Employee agrees to indemnify and hold harmless the Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys’ fees and costs, resulting from: (i) any breach of this Release by him or his successors in interest; (ii) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (iii) any action or proceeding brought by him or his successors in interest, if such action or proceeding arises out of, is based upon, or is related to any Claims released hereunder. This indemnity does not require payment as a condition precedent to recovery by any of the Released Parties.
6.Acknowledgments. The Company is herein advising Employee to consult with an attorney before executing this Release. The Employee agrees that he has had the opportunity to consult with counsel, if he chose to do so, and that the Employee has had a sufficient and reasonable amount of time to read and consider this Release before executing it. The Employee acknowledges that he is responsible for any costs and fees resulting from his attorney reviewing this Release. The Employee agrees that he has carefully read this Release and knows its contents, and that he signs this Release voluntarily, with a full understanding of its significance, and intending to be bound by its terms. The Employee acknowledges that the provision of the Separation Benefits is in exchange in material part for the promises in the Release, and that, but for his execution of this Release, he would not be entitled to receive the Separation Benefits. The Employee further acknowledges that the provision of the Separation Benefits does not constitute an admission by the Released Parties of liability or of violation of any applicable law or regulation.
7.ADEA Provisions. The Employee understands that this Release includes a release of claims arising under the ADEA. The Employee acknowledges and agrees that he has had at least 21 days after the date of his receipt of this Release (such period, the “Consideration Period”) to review this Release and consider its terms before signing this Release and that the Consideration Period will not be affected or extended by any changes, whether material or immaterial, that might be made to this Release. The Employee further acknowledges and agrees that he understands that he may use as much or all of such 21-day period as he wishes before signing, and warrants that he has done so. The Employee may revoke and cancel this Release in writing at any time within fifteen days after his execution of this Release (such seven-day period, the “Revocation Period”). In order to revoke this Release, Employee must provide written notice of revocation to the Company (i) in person, by hand to Sarah Martinez at 2802 Wetmore Avenue, Everett, WA 98201, by no later than the 15th day after the date on which Employee signs this Agreement, (ii) by email to Sarah Martinez at sarah.martinez@funko.com by no later than the 15th day after the date on which Employee signs this Agreement, or (iii) by mail, postmarked within the 15-day period after the date on which Employee signs the Agreement, properly addressed to Sarah Martinez at 2802 Wetmore Avenue, Everett, WA 98201; provided, however, Employee will not receive any Severance Benefits if Employee exercises Employee’s right to revoke Release. This Release shall not become effective and enforceable until after the expiration of the Revocation Period; after such time, if there has been no revocation, this Release shall immediately be fully effective and enforceable.
8.Consequences of Breach or Revocation. The Employee agrees that, notwithstanding anything to the contrary in this Release, in the event that he breaches any of the terms of the Release, or revokes the Release pursuant to Section 7, he shall forfeit the Separation Benefits and reimburse the Company for any portion of the Separation Benefits that have already been paid, and, in the event of such a breach, he shall reimburse the Company for any expenses or damages incurred as a result of such breach.

9.Cooperation. Employee hereby agrees that Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during Employee’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.
10.Severability. If any provision of the Release is declared invalid or unenforceable, the remaining portions of the Release shall not be affected thereby and shall be enforced.
11.Governing Law. This Release is made under and shall be governed by and construed in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the undersigned has signed and executed this Release on the date set forth below (which shall not be prior to March 15, 2024) as an expression of his intent to be bound by the foregoing terms of this Release.

____________________________________
Steve Nave
Date: _______________________________